Exhibit 99.1
NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc.
Increases Dividend on Common Shares by 4%

45 Consecutive Years of Increasing Dividend Payments
Annualized Dividend on Common Stock Increased to $1.03 per Share

Clinton, Connecticut, August 15, 2014 – Connecticut Water Service, Inc. (NASDAQ GS: CTWS) announced that the Company’s Board of Directors has approved an annualized dividend increase of 4 cents per common share, or 4.0%, above the current cash dividend. The quarterly cash dividend on common shares was increased to $0.2575 per quarter from $0.2475. The increased dividend will be effective with the dividend declared by the Board on common shares payable on September 16, 2014, for shareholders of record as of September 2, 2014. The Company’s dividend yield, based on an annual dividend of $1.03 at the stock market closing price on August 14, 2014, was approximately 3.2%.
Eric W. Thornburg, Connecticut Water’s President and CEO, stated, “The cash dividend increase, the largest since the Company was founded 58 year ago, affirms the Board of Directors’ confidence that our long-term strategy of growth through prudent acquisitions, infrastructure investment, and delivering world-class service to our customers will continue to deliver solid financial performance.” Mr. Thornburg notes that Connecticut Water has paid dividends on common stock each quarter since its founding in 1956 without interruption or reduction and has increased dividend payments for each of the last 45 years.
Connecticut Water’s Board of Directors also declared a quarterly cash dividend of $0.20 per share on Preferred A shares (CTWSO) payable on October 15, 2014, for shareholders of record as of October 1, 2014, and a quarterly cash dividend of $0.225 on Preferred 90 (CTWSP) shares on November 3, 2014, for shareholders of record as of October 20, 2014.

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The Company has a Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) available to registered shareholders, and customers and employees of the Company’s regulated water utility subsidiaries. Additional information about the DRIP and a plan prospectus are available online at the Company’s Web site (www.ctwater.com) or upon request.

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News media contact:
Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
860.664.6016

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.